UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2012

Obagi Medical Products, Inc.
(Exact name of registrant as specified in its charter)

001-33204
(Commission File Number)

Delaware	22-3904668
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806
 (Address of principal executive offices, with zip code)

(562) 628-1007
(Registrant’s telephone number, including area code)
Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

On June 6, 2012, the preferred share purchase rights (each a “Right”) under the Rights Agreement, dated as of December 23, 2011, by and between Obagi Medical Products, Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC, as amended (the “Rights Agreement”) expired in accordance with their terms.

Under the Rights Agreement, the Board declared a dividend of one  Right for each outstanding share of the Company’s common stock, par value $0.001 per share (a “Common Share”), held of record at the close of business on January 10, 2012.  Each Right entitled the registered holder to purchase from the Company one one-thousandth (1/1,000) of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), at a price of $20.00 per one one-thousandth of a Preferred Share, subject to adjustment.

In accordance with the Rights Agreement, the Rights would expire on the earlier of: (i) December 23, 2014, unless that date was extended or unless the Rights were earlier redeemed or exchanged by the Company; (ii) December 23, 2012, unless the adoption of the Agreement was ratified on or prior to such date by a majority of the votes cast with respect to ratification of that matter by the holders of Common Shares present in person or by proxy at a stockholders’ meeting at which a quorum is present; and (iii) the date of receipt by the Company’s Corporate Secretary of a certification of the failure of the Company’s stockholders to so ratify the adoption of the Agreement at such a stockholders’ meeting.  As described in further detail in Item 5.07 below, the Company held its 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) on June 6, 2012.  Following the conclusion of the 2012 Annual Meeting, the Inspector of Elections prepared a certification noting, among other things, that the proposal to ratify the adoption of the Rights Agreement, included as Proposal 3 in the proxy statement for the 2012 Annual Meeting, failed to be ratified by the Company’s stockholders at the 2012 Annual Meeting. As a result, the Rights expired and the Rights Agreement terminated effective as of June 6, 2012.

For a full description of the Rights Agreement, please see the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on December 23, 2011 and May 25, 2012.

Item 3.03.      Material Modification to Rights of Security Holders.

The response to Item 1.02 above  is hereby incorporated by reference in its entirety in response to Item 3.03 of this Current Report on Form 8-K.

Item 5.07  Submission of Matters to a Vote of Security Holders.

(a)	The Company held its 2012 Annual Meeting on June 6, 2012.

(b)
Proposal 1: At the 2012 Annual Meeting, the stockholders elected each of the nominees listed below as directors, to serve on the Company’s Board of Directors until the next annual meeting of stockholders and/or until their successors are duly elected and qualified. The vote for each director was as follows:

	Total Affirmative Votes	Total Withheld Votes	Total Broker Non-Votes
Albert F. Hummel	12,279,975	4,150,101	904,517
Albert J. Fitzgibbons III	12,162,254	4,267,822	904,517
Ronald P. Badie	12,162,254	4,267,822	904,517
John A. Bartholdson	12,085,866	4,344,210	904,517
John H. Duerden	12,162,174	4,267,902	904,517
Edward A. Grant	12,168,415	4,261,661	904,517

(c)
Proposal 2:  In addition, at the 2012 Annual Meeting, the stockholders voted to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The vote on this proposal was as follows:

Votes For	17,081,056
Votes Against	231,738
Abstentions	21,799
Broker Non-Votes	Not applicable

(d)	Proposal 3: At the 2012 Annual Meeting, the stockholders voted against the ratification of the Company’s Stockholder Rights Plan. The vote on this proposal was as follows:

Votes For	6,018,778
Votes Against	10,397,968
Abstentions	13,330
Broker Non-Votes	904,517

(e)
Proposal 4:  Finally, at the 2012 Annual Meeting, the stockholders voted to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 4.02 of Regulation S-K in the “Compensation Discussion and Analysis” section, compensation tables and other narrative disclosures in the proxy statement for the 2012 Annual Meeting. The vote on this proposal was as follows:

Votes For	14,750,179
Votes Against	1,661,717
Abstentions	18,180
Broker Non-Votes	904,517

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: June 6, 2012	By:	/s/ Preston S. Romm
Preston S. Romm
Chief Financial Officer